Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Cohen & Steers, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	5,000,000 (1)	$77.20	$386,000,000	$0.0000927	$35,782.20
Total Offering Amounts					$386,000,000		$35,782.20
Total Fee Offsets					-		-
Net Fee Due							$35,782.20

(1)    Includes (a) an additional 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Cohen & Steers, Inc. (the "Registrant") approved for issuance under the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the "Plan") and (b) an additional 2,000,000 shares of Common Stock that may be issued in accordance with the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $77.20 per share of Common Stock, which is the average of the high and low prices of the registrant’s Common Stock as reported by the New York Stock Exchange on May 5, 2022.